EXHIBITS 5.1 AND 23.2

July 6, 2005

Artemis International Solutions Corporation
4041 MacArthur Blvd., Suite 401
Newport Beach, California 92660

Gentlemen:

You have requested our opinion in connection with the Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Artemis International Solutions Corporation (the “Company”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration under said Act of an additional 4,924,534 shares of common stock (the “Shares”) in connection with the Company’s 2000 Stock Option Plan and 2000 Non-Employee Directors’ Stock Option Plan (the “Plans”).  We are of the opinion that:

1.  The Company is a company duly incorporated and existing under the laws of the State of Delaware.

2.  When any shares shall have been issued and delivered in accordance with the Plans, such shares shall be legally issued, fully paid and non-assessable.

The opinion expressed in the above paragraph 1 is given solely on the basis of a certificate of the Secretary of State of the State of Delaware.  The opinion is limited to the meaning ascribed to such certificate by the Secretary of the State of Delaware and applicable law.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

We are members of the Bar of the State of New York and this opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.  We express no opinion concerning the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the aforementioned Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission there under.

This opinion is rendered solely for your benefit in connection with the matters addressed herein.  Except as stated in the immediately preceding paragraph, without prior consent, this opinion may not be relied upon by you for any purpose or furnished or quoted to, or relied upon by any person or entity for any purpose.

Very truly yours,

Thelen Reid & Priest LLP